Exhibit 5.1

                                 January 3, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re:  Issuance of Common Stock to Former Directors

Ladies and Gentlemen:

     We have acted as counsel to Pinnacle West Capital Corporation, an Arizona corporation (the "Company"), in connection with its Registration Statement on Form S-3 (the "Registration Statement") filed under the Securities Act of 1933, relating to the registration of, and covering the resale of, 19,460 shares of its Common Stock, no par value (the "Shares"), issued in connection with the Company's amendment of the Pinnacle West Capital Corporation and Arizona Public Service Company Directors' Retirement Plan (the "Plan").

     In that connection, we have examined such documents, corporate records, and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including the Articles of Incorporation and Bylaws of the Company.

     Based upon the foregoing, it is our opinion that the Shares, if and when issued in accordance with the terms of the Plan, will be validly issued, fully paid, and nonassessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name wherever it appears in the Registration Statement.

                                        Very truly yours,


                                        Snell & Wilmer L.L.P.